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                                    ADDENDUM
                           TO OPERATOR LEASE AGREEMENT

                             CITY CONTRACT NO. 49975

      The City of Phoenix, Arizona (the "City") and Pavilion Partners, a Delaware General Partnership (the "Operator"), parties to that certain Operator Lease Agreement amended and restated as of September 26, 1989 (the "Agreement"), hereby enter into this Addendum for the purposes of clarifying the terms of the Agreement in light of circumstances unforeseen at the time the Agreement was executed. Capitalized terms shall have the meanings set forth in the Agreement.

WHEREAS, The Westside Amphitheatre Corp. ("WS") has assigned the Agreement to the Operator, and the City has consented to such assignment;

WHEREAS, as a result of such assignment, Zev Bufman would not have control of the Operator as originally contemplated by the Agreement;

WHEREAS, with regard to calculation of Gross Revenues under the Agreement, it has been the intent of the City, WS and the Operator that all ticket sales revenue be included in Gross Revenues, regardless of whether the Operator acts as an event promoter or contracts with or subleases to a third party promoter except for certain events which may be excluded from time to time, on a case-by-case basis, from that requirement with the City's consent; and

WHEREAS, the City and the Operator have agreed that payment of Basic Rent under the Agreement shall be made in arrears; and

WHEREAS, the City and the Operator have agreed that the auditors certificate required to be given pursuant to Section 3.2 of the Agreement within 60 days after the close of each Rental Year may instead be given 60 days after the close of Operator's fiscal year;

NOW THEREFORE, the City and the Operator hereby agree as follows:

      1. That the requirement in Section 2.6 that the Operator provide key-man life insurance on Zev Bufman or his successor during the eighth (8th) full Rental Year and continuing through the tenth (10th) full Rental Year is waived;

      2. That the definition of Gross Revenues in Section 3.1(c) of the Agreement shall not construed to exclude any ticket sales revenues or receipts from Gross Revenues for purposes of calculating Percentage Rent whether the ticket sales revenues were generated by the Operator or by a third party promoter pursuant to contract or lease. However, notwithstanding the foregoing, in order to allow Operator limited flexibility to pursue a more diversified line-up of attractions the City hereby agrees that it will not unreasonably withhold its consent to exempting, on a case-by-case basis, not to exceed


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      eight (8) events presented by third party operators in any Lease Year from the requirement that such third party operators' ticket proceeds be included in Gross Revenues. The City's Parks, Recreation and Library Department shall exercise the authority of City in determining which events may be exempted from the Gross Receipts requirement as to ticket proceeds on a case-by-case basis. For each event which Operator desires to exempt from the Gross Receipts requirement as to ticket proceeds, Operator shall provide written notice thereof to the City's Parks, Recreation and Library Department advising of the (i) date and time of the proposed event, (ii) the name by which the proposed event will be known or marketed, (iii) the name of the promotor of such event and (iv) a statement that the Operator will have no interest, directly or indirectly, in the ticket revenues attributable to such event. City agrees that it will provide a response within 14 days for each requested exemption made by the Operator pursuant to the foregoing provisions; and

      3. That payment of Basic Rent under the Agreement shall be on an arrearage basis, such that payments of Basic Rent shall be due on January 1 and July 1 of each Rental Year and shall relate to the preceding six month period.

      4. The Certificate required to be given to City by the Operator's certified public accountant pursuant to the provisions of Section 3.2 of the Agreement, may at all times hereafter be delivered within sixty (60) days after the close of Operator's fiscal year instead of within sixty
      (60) days after the close of each Rental Year. PP's fiscal year currently ends on September 30 of each year. The Certificate shall be supported by a Review completed in accordance with the Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

This Addendum is intended not as an amendment of the Agreement but as an interpretative statement by the parties regarding certain terms of the Agreement. This Addendum is incorporated for all purposes into the Agreement as if executed on September 26, 1989.

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      IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives this 26th day of August, 1997.

                                            CITY OF PHOENIX, a municipal
                                            corporation

                                            FRANK FAIRBANKS, City Manager


                                            By: /s/ David Krietor
                                                -----------------------------
                                            Its  COMMUNITY AND ECONOMIC
                                                 DEVELOPMENT DIRECTOR
                                                 ----------------------------

Attest:


/s/ [Illegible]
----------------------
Acting City Clerk

Approved As To Form:


/s/ [Illegible]
----------------------
Acting City Attorney

                                            PAVILION PARTNERS, a Delaware
                                            General Partnership

                                            By: SM/PACE, Inc., its managing
                                                general partner


                                            By /s/ [Illegible]
                                               ---------------------------
                                            Its Vice President
                                                --------------------------


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